UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2013

ADVANCED MEDICAL ISOTOPE CORPORATION

(Name of registrant as specified in its charter)

Delaware	000-53497	80-0138937
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6208 W. Okanogan Ave. Kennewick, WA 99336		99336
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (509) 736-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

After concluding that: (i) the Company’s employees and consultants had diligently continued working during a period in which the Company’s cash constraints required that they reduce, waive or defer cash compensation; (ii) the Company’s employees and consultants contributed to material milestones in the Company’s progress to becoming a fully operating Company, including the Company’s filing for pre-market notification to the FDA pursuant to Section 510(k) of the U.S. Food, Drug and Cosmetic Act for its Yttrium-90 (Y-90) RadioGelTM brachytherapy cancer product; (iii) the efforts and achievements of the Company’s employees and consultants were essential pre-requisites to the success of the Company’s anticipated receipt of additional funding; (iv) the Company’s stock price has begun to recover, closing at 12 cents per share; (v) the stock options previously granted to employees and consultants are materially out-of-the money and that is demoralizing to employees and consultants, particularly in light of their achievements; and (vi) subject to the receipt of financing, FDA clearance for its RadioGel products and other necessary prerequisites to success, the Company’s stock price could continue to recover, but only with the continued efforts of its employees and consultants, the Board of Directors of AMIC has reduced the strike price of the options in the table below from a previous range of $.016 to $.30 to an exercise price of.15 per share, approximately a 25% premium to the stock’s last price:

The change in exercise price does not extend the remaining term of the options.

Table

Number of Options	Date issued	Expiration date	Original exercise price	Repriced exercise price

965,000	1/12/2011	1/12/2014	$0.30	$0.15
750,000	6/20/2012	6/20/2015	$0.20	$0.15
250,000	9/5/2012	9/5/2015	$0.21	$0.15
700,000	11/14/2012	11/14/2015	$0.16	$0.15
1,785,000	2/11/2013	2/11/2016	$0.19	$0.15
3,250,000	2/11/2013	2/11/2023	$0.19	$0.15

7,700,000

The total reduction in exercise price is $405,689.96.

The BOD granted these options to attract and maintain talented individuals working on behalf of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2013	ADVANCED MEDICAL ISOTOPE CORPORATION

	By:	/s/ James C. Katzaroff
	Name:	James C. Katzaroff
	Title:	Chairman and Chief Executive Officer